Calculation of Filing Fee Tables
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KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.001 par value per share	Other	1,095,675	$ 33.17	$ 36,343,539.75	0.0001531	$ 5,564.20
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 36,343,539.75		$ 5,564.20
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 5,564.20
Offering Note
[1]	1a. All Calculated in accordance with Rule 457(r) of the United States Securities Act of 1933. 1b. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed aggregate offering price are calculated based on $33.17 per share, the average of the high and low prices of the Registrant's common stock on February 6, 2025, as reported on The Nasdaq Global Select Market. 1c. The Registrant does not have any fee offsets.